EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (UNAUDITED)

	Year Ended December 31,
	2007	2008	2009	2010	2011
	(dollars in thousands)
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$94,232	$127,505	$145,180	$74,604	$156,429
Fixed charges	124,323	133,077	126,128	158,143	317,654
Capitalized interest	(12,526)	(25,029)	(41,170)	(20,792)	(13,164)
Amortized premiums, discounts and capitalized expenses related to indebtedness	8,413	11,231	11,898	13,945	13,905
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(238)	(126)	342	(357)	4,894

Earnings	$214,204	$246,658	$242,378	$225,543	$479,718

Fixed charges:
Interest expense(1)	$120,210	$119,279	$96,856	$151,296	$318,395
Capitalized interest	12,526	25,029	41,170	20,792	13,164
Amortized premiums, discounts and capitalized expenses related to indebtedness	(8,413)	(11,231)	(11,898)	(13,945)	(13,905)

Fixed charges	$124,323	$133,077	$126,128	$158,143	$317,654

Consolidated ratio of earnings to fixed charges	1.72	1.85	1.92	1.43	1.51

Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$94,232	$127,505	$145,180	$74,604	$156,429
Fixed charges	124,323	133,077	126,128	158,143	317,654
Capitalized interest	(12,526)	(25,029)	(41,170)	(20,792)	(13,164)
Amortized premiums, discounts and capitalized expenses related to indebtedness	8,413	11,231	11,898	13,945	13,905
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(238)	(126)	342	(357)	4,894

Earnings	$214,204	$246,658	$242,378	$225,543	$479,718

Fixed charges:
Interest expense(1)	$120,210	$119,279	$96,856	$151,296	$318,395
Capitalized interest	12,526	25,029	41,170	20,792	13,164
Amortized premiums, discounts and capitalized expenses related to indebtedness	(8,413)	(11,231)	(11,898)	(13,945)	(13,905)

Fixed charges	124,323	133,077	126,128	158,143	317,654
Preferred stock dividends	25,130	23,201	22,079	21,645	60,502

Combined fixed charges and preferred stock dividends	$149,453	$156,278	$148,207	$179,788	$378,156

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.43	1.58	1.64	1.25	1.27

(1)	We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at December 31, 2011 to discontinued operations.